EXHIBIT 99.1

Evolution Petroleum Reports Fiscal Second Quarter 2026 Results and Declares $0.12 per Share Cash Dividend for the Fiscal Third Quarter

Material Improvement in Net Income and 41% Increase in Adjusted EBITDA to $8.0 Million

HOUSTON, TX — February 10, 2026 (GLOBE NEWSWIRE) — Evolution Petroleum Corporation (NYSE American: EPM) ("Evolution" or the "Company") today announced its financial and operating results for its fiscal second quarter ended December 31, 2025. Evolution also declared its 15th consecutive $0.12 cash dividend per common share, payable on March 31, 2026, marking its 50th consecutive quarterly cash dividend payment.

Financial & Operational Highlights

($ in thousands)	Q2 2026	Q2 2025	Q1 2026	% Change vs Q2/Q2	% Change vs Q2/Q1
Average BOEPD	7,380	6,935	7,315	6%	1%
Revenues	$20,679	$20,275	$21,288	2%	(3)%
Net Income (Loss)(1)	$1,065	$(1,825)	$824	NM	29%
Adjusted Net Income (Loss) (1)(2)	$257	$(841)	$(79)	NM	NM
Adjusted EBITDA(3)	$7,994	$5,688	$7,301	41%	9%

(1)	"NM" means "Not Meaningful."
(2)	Adjusted Net Income is a non-GAAP financial measure; see the non-GAAP reconciliation schedules to the most comparable GAAP measures at the end of this release for more information.
(3)	Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization and is a non-GAAP financial measure; see the non-GAAP reconciliation schedules to the most comparable GAAP measures at the end of this release for more information.
●	Fiscal Q2 production increased 6% year-over-year to 7,380 barrels of oil equivalent per day (“BOEPD”), with oil increasing 8%, natural gas increasing 6%, and natural gas liquids (“NGLs”) increasing 7%.
●	During the quarter, the Company benefited from higher realized natural gas prices, contributing to a 41% increase in Adjusted EBITDA to $8.0 million and a significant increase in Adjusted EBITDA margin to 39% compared to 28%.
●	Returned approximately $4.2 million to shareholders in the form of cash dividends during fiscal Q2.

M&A Highlights

●	Continued to expand the mineral and royalty platform, building out a growing network of industry partners that is enabling a consistent pipeline of tailored acquisition opportunities.
●	In late December 2025 and January 2026, Evolution closed four mineral and royalty acquisitions in the prolific Haynesville-Bossier Shale natural gas play in Louisiana, for total estimated net consideration of $4.5 million, adding approximately 321 net royalty acres (“NRA”) to the Company's portfolio of assets.
●	Combined, the four closed transactions added 13 gross, high margin producing royalty wells and added zero-cost drilling and completion exposure to:
o	24 gross drilled, uncompleted wells ("DUCs")
o	10 additional proved, undeveloped locations ("PUDs")

o	10 probable locations
o	~2.1 BCF of net proved reserves at current strip pricing
●	These newly acquired assets are expected to pay back in under three years and enhance both near-and long-term cash flow, dividend coverage, and portfolio diversification.

Development Highlights

●	Scoop/Stack development
o	Working Interests: three gross wells in progress and signed three additional authorizations for expenditures ("AFEs") for new wells during the quarter.
o	Mineral Interests (at zero additional capital costs): converted three gross wells to Proved Developed Production ("PDP") and have an additional 16 gross wells in progress.
●	Transitioned from electric submersible pumps to rod pumps across the Chaveroo field, with five out of seven wells already converted.
o	Significantly improved lifting efficiency, reduced downtime and stabilized production, resulting in field performance trending approximately 5% above initial expectations, thereby boosting capital efficiency and long-term asset value.

Management Comments

Kelly Loyd, President and Chief Executive Officer, commented: “We are very pleased to deliver strong financial results for the quarter with a meaningful increase in profitability, supported by higher realized natural gas prices and improved results in the field, despite lower oil prices. Operationally, production was stable across the majority of our diversified asset base and lease operating expenses per BOE improved, reflecting continued execution in cost-control and efficiency.

“Looking ahead, we remain focused on a disciplined approach to capital allocation that balances sustainable shareholder returns with high conviction investment opportunities. In particular, we’ve been successful in growing a durable pipeline we expect will continue to provide attractive royalty and mineral prospects tailored to support long-term dividend strength and production stability. We believe this continuous pipeline will allow us to be more consistent in our acquisition strategy, in addition to remaining highly opportunistic. This approach aligns with our goal of offering capital-efficient exposure to high-margin production, which we anticipate will be accretive to cash flow per share both now and in the future.

“Recent activity across our SCOOP/STACK minerals and newly acquired Haynesville-Bossier assets demonstrates this strategy in action. Several wells have turned to sales or entered drilling and completion operations ahead of schedule, driving incremental cash flow and accelerating returns. Our emphasis on assets with a blend of current production, near-term zero-cost drilling, and long-term upside has begun to yield tangible results.

“Our diversified, low-decline asset base and improving operational performance across the majority of our portfolio, provides strong resiliency throughout commodity price cycles. As always, we will continue to evaluate the most effective ways to deploy capital for long-term shareholder value.”

Fiscal Second Quarter 2026 Financial Results

Total revenues increased 2% to $20.7 million compared to $20.3 million in the year-ago quarter. The change was driven primarily by a 6% increase in production and a 22% increase in realized natural gas prices, partially offset by 16% and 12% lower realized oil and NGL prices, respectively.

Lease operating costs (“LOE”) improved to $11.5 million compared to $12.8 million in the year-ago quarter. On a per-unit basis, LOE was $16.96 per BOE compared to $20.05 per BOE in the year-ago quarter. The decrease was primarily driven by reduced ad valorem taxes at Barnett Shale and the cessation of CO2 purchases at Delhi Field, partially offset by the addition of TexMex properties and initial integration and transition to the new operator.

Depletion, depreciation, and accretion expense was $5.9 million compared to $5.4 million in the year-ago period. On a per-BOE basis, the Company’s current quarter depletion rate was $8.15 per BOE, compared to $7.87 per BOE in the year-ago period, reflecting an increase in the depletion rate and a decrease in reserve volumes.

General and administrative (“G&A”) expenses, excluding stock-based compensation, remained flat at $2.0 million for each of the periods. On a per-BOE basis, G&A (excluding stock-based compensation) was $2.91 compared to $3.13 in the year-ago period. The decrease on a per unit basis is primarily the result of the increase in production for the current year.

The Company reported net income of $1.1 million, or $0.03 per diluted share, compared to net loss of $1.8 million, or $(0.06) per share, in the year-ago period. Excluding the impact of selected items, which include gains and losses on the unrealized portion of hedges, the Company reported adjusted net income of $0.3 million, compared to adjusted net loss of $0.8 million in the year-ago period.(1)

Adjusted EBITDA increased 41% to $8.0 million compared to $5.7 million in the year-ago quarter. The increase was primarily due to increases in natural gas revenues and realized gains on derivative contracts, as well as reductions in lease operating costs compared to the prior year period.(2)

Production & Pricing

Average price per unit:	Q2 2026	Q2 2025	% Change vs Q2/Q2
Crude oil (BBL)	$55.42	$65.72	(16)%
Natural gas (MCF)	3.32	2.73	22%
Natural Gas Liquids (BBL)	22.70	25.90	(12)%
Equivalent (BOE)	30.46	31.78	(4)%

Total production for the second quarter of fiscal 2026 increased 6% to 7,380 net BOEPD compared to 6,935 net BOEPD in the year-ago period. Total production for the second quarter of fiscal 2026 included approximately 2,098 barrels per day (“BOPD”) of crude oil, 4,065 BOEPD of natural gas, and 1,217 BOEPD of NGLs. The change in total production was primarily driven by production from the Company’s Minerals Acquisition in August 2025 and TexMex Acquisition in April 2025. In the current quarter, natural gas accounted for 36% of revenue, up from 29% in the prior year.

(1)	Adjusted net income (loss) is a non-GAAP financial measure; see the non-GAAP reconciliation schedules to the most comparable GAAP measures at the end of this release for more information.
(2)

Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization and is a non-GAAP financial measure; see the non-GAAP reconciliation schedules to the most comparable GAAP measures at the end of this release for more information

The Company’s average realized commodity price (excluding the impact of derivative contracts) decreased slightly to $30.46 per BOE in Q2, compared to $31.78 per BOE in the year-ago period. These changes were primarily due to lower realized oil and NGL prices, partially offset by a 22% increase in realized natural gas prices.

Operations Update

The Company continued to expand its mineral and royalty position, completing two mineral acreage acquisitions in the Haynesville-Bossier Shale play in Louisiana during the quarter and an additional two subsequent to quarter end. The Company’s mineral acquisitions prioritize placing value on wells that are either currently producing or are expected to be producing within one year of purchase.

At SCOOP/STACK, there was a material increase of 28% in production and 23% decrease in LOE per BOE during fiscal Q2 compared to the prior year quarter, primarily due to the closing of various mineral and royalty acquisitions.

At Chaveroo, production for fiscal Q2 increased year-over-year, benefiting from wells brought online over the past twelve months. The Company continues to advance permitting activities to support future development when commodity prices and oil market conditions improve.

At TexMex, a successful workover program and facility upgrades led to improved production during the quarter, and the Company expects additional optimization work to drive further gains in fiscal 2026. Production increases were partially offset by a one-time failure of a tank battery in Texas that was repaired and restored to service during the quarter.

At Delhi, production was impacted by equipment downtime during the quarter. However, field-level profitability remained strong, aided by lower operating costs. Sales volumes are expected to improve moving forward following the resolution of downtime issues in late January.

At Jonah and Barnett, natural gas volumes remained steady quarter-over-quarter, reflecting their low-decline profiles, and the Company realized improved pricing in both basins.

Balance Sheet, Liquidity, and Capital Spending

On December 31, 2025, the Company had cash and cash equivalents of $3.8 million, outstanding borrowings of $54.5 million, and $0.8 million in letters of credit outstanding under its Senior Secured Credit Facility, and a weighted average interest rate of 6.88%. Availability under the facility was $9.7 million, bringing total liquidity to $13.5 million. In the second quarter of fiscal 2026, Evolution paid $4.2 million in common stock dividends and incurred $0.9 million in capital expenditures. Evolution deployed capital on royalty and minerals acquisitions in Louisiana. These cash outlays were partially offset by cash received from its SCOOP/STACK Minerals Acquisition for net cash flows from the effective date to closing date. Evolution also received net proceeds of $1.0 million from the sale of shares of common stock under its At-The-Market equity sales agreement. The Company had total net cash provided by operating activities of $5.4 million for the quarter.

Cash Dividend on Common Stock

On February 9, 2026, Evolution's Board of Directors declared a cash dividend of $0.12 per share of common stock, payable on March 31, 2026, to common stockholders of record on March 16, 2026. This will be the 50th consecutive quarterly cash dividend on the Company's common stock since December 31, 2013. To date, Evolution has returned approximately $143.1 million, or $4.29 per share, back to stockholders in common stock dividends.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on Wednesday, February 11, 2026, at 10:00 a.m. CT to review its fiscal second quarter 2026 financial and operating results. Participants can join online at https://event.choruscall.com/mediaframe/webcast.html?webcastid=xSmEDlK2 or by dialing (844) 481-2813. Dial-in participants should ask to join the Evolution Petroleum Corporation call. A replay will be available through February 11, 2027, via the provided webcast link and on Evolution's Investor Relations website at www.ir.evolutionpetroleum.com.

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total shareholder returns through the ownership of and investment in onshore oil and natural gas properties in the U.S. The Company aims to build and maintain a diversified portfolio of long-life oil and natural gas properties through acquisitions, selective development opportunities, production enhancements, and other exploitation efforts. Visit www.evolutionpetroleum.com for more information.

Cautionary Statement

All forward-looking statements contained in this press release regarding the Company's current and future expectations, potential results, and plans and objectives involve a wide range of risks and uncertainties. Statements herein using words such as "anticipate," "believe," "expect," "may," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although the Company's expectations are based on business, engineering, geological, financial, and operating assumptions that it believes to be reasonable, many factors could cause actual results to differ materially from its expectations. The Company gives no assurance that its goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic reports filed with the Securities and Exchange Commission ("SEC"). The Company undertakes no obligation to update any forward-looking statement.

Contact

Investor Relations

(713) 935-0122

ir@evolutionpetroleum.com

Evolution Petroleum Corporation

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2025	2024	2025	2025	2024
Revenues
Crude oil	$10,696	$11,763	$12,872	$23,568	$26,500
Natural gas	7,441	5,793	5,900	13,341	10,078
Natural gas liquids	2,542	2,719	2,516	5,058	5,593
Total revenues	20,679	20,275	21,288	41,967	42,171
Operating costs
Lease operating costs	11,510	12,793	13,087	24,597	24,583
Depletion, depreciation, and accretion	5,919	5,433	5,961	11,880	11,158
General and administrative expenses	2,592	2,654	2,325	4,917	5,181
Total operating costs	20,021	20,880	21,373	41,394	40,922
Income (loss) from operations	658	(605)	(85)	573	1,249
Other income (expense)
Net gain (loss) on derivative contracts	2,235	(1,219)	2,181	4,416	579
Interest and other income	12	52	10	22	109
Interest expense	(1,003)	(764)	(917)	(1,920)	(1,587)
Income (loss) before income taxes	1,902	(2,536)	1,189	3,091	350
Income tax (expense) benefit	(837)	711	(365)	(1,202)	(110)
Net income (loss)	$1,065	$(1,825)	$824	$1,889	$240
Net income (loss) per common share:
Basic	$0.03	$(0.06)	$0.02	$0.05	$—
Diluted	$0.03	$(0.06)	$0.02	$0.05	$—
Weighted average number of common shares outstanding:
Basic	33,904	32,934	33,725	33,815	32,828
Diluted	34,025	32,934	33,977	34,001	32,994

Evolution Petroleum Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share and per share amounts)

	December 31, 2025	June 30, 2025
Assets
Current assets
Cash and cash equivalents	$3,762	$2,507
Receivables from crude oil, natural gas, and natural gas liquids revenues	9,345	10,804
Derivative contract assets	3,196	1,777
Prepaid expenses and other current assets	859	2,287
Total current assets	17,162	17,375
Property and equipment, net of depletion, depreciation, and impairment
Oil and natural gas properties—full-cost method of accounting:
Oil and natural gas properties, subject to amortization, net	146,476	142,248
Oil and natural gas properties, not subject to amortization	4,645	—
Total property and equipment, net	151,121	142,248

Other noncurrent assets
Derivative contract assets	135	198
Other assets	847	431
Total assets	$169,265	$160,252
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$11,041	$12,901
Accrued liabilities and other	5,308	6,909
Derivative contract liabilities	1,505	1,577
State and federal taxes payable	1,272	—
Total current liabilities	19,126	21,387
Long term liabilities
Senior secured credit facility	54,500	37,500
Deferred income taxes	4,935	6,234
Asset retirement obligations	22,309	21,535
Derivative contract liabilities	465	1,783
Operating lease liability	386	—
Total liabilities	101,721	88,439
Commitments and contingencies
Stockholders' equity
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 35,003,844 and 34,337,188 shares as of December 31, 2025
and June 30, 2025, respectively	35	34
Additional paid-in capital	48,843	46,650
Retained earnings	18,666	25,129
Total stockholders' equity	67,544	71,813
Total liabilities and stockholders' equity	$169,265	$160,252

Evolution Petroleum Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2025	2024	2025	2025	2024
Cash flows from operating activities:
Net income (loss)	$1,065	$(1,825)	$824	$1,889	$240
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and accretion	5,919	5,433	5,961	11,880	11,158
Stock-based compensation	613	659	537	1,150	1,218
Settlement of asset retirement obligations	(161)	(182)	(19)	(180)	(280)
Deferred income taxes	(913)	252	(386)	(1,299)	(29)
Unrealized (gain) loss on derivative contracts	(1,443)	1,368	(1,303)	(2,746)	(500)
Accrued settlements on derivative contracts	375	9	(385)	(10)	(57)
Amortization of debt issuance costs	39	—	39	78	—
Other	(5)	(1)	(3)	(8)	(3)
Changes in operating assets and liabilities:
Receivables from crude oil, natural gas, and natural gas liquids revenues	(1,046)	29	2,555	1,509	(8)
Prepaid expenses and other current assets	157	(1,494)	1,202	1,359	435
Accounts payable, accrued liabilities and other	(392)	3,471	(1,272)	(1,664)	3,233
State and federal taxes payable	1,217	—	55	1,272	(74)
Net cash provided by operating activities	5,425	7,719	7,805	13,230	15,333
Cash flows from investing activities:
Acquisition of oil and natural gas properties	222	(69)	(16,868)	(16,646)	(331)
Capital expenditures for oil and natural gas properties	(839)	(758)	(3,818)	(4,657)	(3,498)
Net cash used in investing activities	(617)	(827)	(20,686)	(21,303)	(3,829)
Cash flows from financing activities:
Common stock dividends paid	(4,195)	(4,082)	(4,157)	(8,352)	(8,115)
Common stock repurchases, including stock surrendered for tax withholding	(50)	(103)	(132)	(182)	(191)
Borrowings under senior secured credit facility	2,500	—	17,500	20,000	—
Repayments of senior secured credit facility	(1,000)	—	(2,000)	(3,000)	—
Debt issuance costs	—	—	(379)	(379)	—
Issuance of common stock	1,006	2,259	266	1,272	2,259
Offering costs	(21)	(236)	(10)	(31)	(236)
Net cash provided by (used in) financing activities	(1,760)	(2,162)	11,088	9,328	(6,283)
Net increase (decrease) in cash and cash equivalents	3,048	4,730	(1,793)	1,255	5,221
Cash and cash equivalents, beginning of period	714	6,937	2,507	2,507	6,446
Cash and cash equivalents, end of period	$3,762	$11,667	$714	$3,762	$11,667

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted EBITDA (Unaudited)

(In thousands)

Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures that are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks, and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure, or historical costs basis. We use these measures to assess our ability to incur and service debt and fund capital expenditures. Our Adjusted EBITDA and Net income (loss) and earnings per share, excluding selected items, should not be considered alternatives to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items in the same manner.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion, and accretion (DD&A), stock-based compensation, ceiling test impairment, and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-recurring or non-cash expense (income) items.

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2025	2024	2025	2025	2024
Net income (loss)	$1,065	$(1,825)	$824	$1,889	$240
Adjusted by:
Interest expense	1,003	764	917	1,920	1,587
Income tax expense (benefit)	837	(711)	365	1,202	110
Depletion, depreciation, and accretion	5,919	5,433	5,961	11,880	11,158
Stock-based compensation	613	659	537	1,150	1,218
Unrealized loss (gain) on derivative contracts	(1,443)	1,368	(1,303)	(2,746)	(500)
Adjusted EBITDA	$7,994	$5,688	$7,301	$15,295	$13,813

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted Net Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2025	2024	2025	2025	2024
As Reported:
Net income (loss), as reported	$1,065	$(1,825)	$824	$1,889	$240

Impact of Selected Items:
Unrealized loss (gain) on commodity contracts	(1,443)	1,368	(1,303)	(2,746)	(500)
Selected items, before income taxes	$(1,443)	$1,368	$(1,303)	$(2,746)	$(500)
Income tax effect of selected items(1)	(635)	384	(400)	(1,068)	(157)
Selected items, net of tax	$(808)	$984	$(903)	$(1,678)	$(343)

As Adjusted:
Net income (loss), excluding selected items(2)	$257	$(841)	$(79)	$211	$(103)

Undistributed earnings allocated to unvested restricted stock	(104)	(100)	(82)	(186)	(178)
Net income (loss), excluding selected items for earnings per share calculation	$153	$(941)	$(161)	$25	$(281)

Net income (loss) per common share — Basic, as reported	$0.03	$(0.06)	$0.02	$0.05	$—
Impact of selected items	(0.03)	0.03	(0.02)	(0.05)	(0.01)
Net income (loss) per common share — Basic, excluding selected items(2)	$—	$(0.03)	$—	$—	$(0.01)

Net income (loss) per common share — Diluted, as reported	$0.03	$(0.06)	$0.02	$0.05	$—
Impact of selected items	(0.03)	0.03	(0.02)	(0.05)	(0.01)
Net income (loss) per common share — Diluted, excluding selected items(2)(3)	$—	$(0.03)	$—	$—	$(0.01)

(1)	The tax impact for the three months ended December 31, 2025 and 2024, is represented using estimated tax rates of 44.0% and 28.0%, respectively. The tax impact for the three months ended September 30, 2025, is represented using estimated tax rates of 30.7%. The tax impact for the six months ended December 31, 2025 and 2024, is represented using estimated tax rates of 38.9% and 31.4%, respectively.
(2)	Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures presented as supplemental financial measures to enable a user of the financial information to understand the impact of these items on reported results. These financial measures should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted Net Income (Loss) and earnings per share may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted Net Income (Loss) and earnings per share in the same manner.
(3)	The impact of selected items for the three months ended December 31, 2025 and 2024, were each calculated based upon weighted average diluted shares of 34.0 million and 32.9 million, respectively, due to the net income (loss), excluding selected items. The impact of selected items for the three months ended September 30, 2025, was calculated based upon weighted average diluted shares of 33.7 million due to the net income (loss), excluding selected items. The impact of selected items for the six months ended December 31, 2025 and 2024, were each calculated based upon weighted average diluted shares of 34.0 million and 32.8 million, respectively, due to the net income (loss), excluding selected items.

Evolution Petroleum Corporation

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

(In thousands, except per unit and per BOE amounts)

	Three Months Ended			Six Months Ended
	December 31,		September 30,	December 31,
	2025	2024	2025	2025	2024
Revenues:
Crude oil	$10,696	$11,763	$12,872	$23,568	$26,500
Natural gas	7,441	5,793	5,900	13,341	10,078
Natural gas liquids	2,542	2,719	2,516	5,058	5,593
Total revenues	$20,679	$20,275	$21,288	$41,967	$42,171

Lease operating costs:
Ad valorem and production taxes	$588	$1,441	$1,420	$2,008	$2,855
Gathering, transportation, and other costs	2,667	2,889	2,892	5,559	5,679
Other lease operating costs	8,255	8,463	8,775	17,030	16,049
Total lease operating costs	$11,510	$12,793	$13,087	$24,597	$24,583

Depletion of full cost proved oil and natural gas properties	$5,532	$5,024	$5,560	$11,092	$10,349

Production:
Crude oil (MBBL)	193	179	207	400	383
Natural gas (MMCF)	2,241	2,125	2,150	4,391	4,353
Natural gas liquids (MBBL)	112	105	108	220	218
Equivalent (MBOE)(1)	679	638	673	1,352	1,327
Average daily production (BOEPD)(1)	7,380	6,935	7,315	7,348	7,212

Average price per unit:(2)
Crude oil (BBL)	$55.42	$65.72	$62.18	$58.92	$69.19
Natural gas (MCF)	3.32	2.73	2.74	3.04	2.32
Natural Gas Liquids (BBL)	22.70	25.90	23.30	22.99	25.66
Equivalent (BOE)(1)	$30.46	$31.78	$31.63	$31.04	$31.78

Average cost per unit:
Ad valorem and production taxes	$0.87	$2.26	$2.11	$1.49	$2.15
Gathering, transportation, and other costs	3.93	4.53	4.30	4.11	4.28
Other lease operating costs	12.16	13.26	13.04	12.60	12.09
Total lease operating costs	$16.96	$20.05	$19.45	$18.20	$18.52

Depletion of full cost proved oil and natural gas properties	$8.15	$7.87	$8.26	$8.20	$7.80

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio, which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.
(2)	Amounts exclude the impact of cash paid or received on the settlement of derivative contracts since we did not elect to apply hedge accounting.

Evolution Petroleum Corporation

Summary of Production Volumes and Average Sales Price (Unaudited)

	Three Months Ended
	December 31,				September 30,
	2025		2024		2025
	Volume	Price	Volume	Price	Volume	Price
Production:
Crude oil (MBBL)
SCOOP/STACK	30	$58.86	35	$70.52	34	$64.12
Chaveroo Field	26	53.39	9	67.55	29	60.92
Jonah Field	7	52.95	7	64.54	7	61.05
Williston Basin	31	52.15	30	64.64	31	59.01
Barnett Shale	2	55.34	2	65.99	3	61.43
Hamilton Dome Field	34	47.23	35	57.53	34	53.36
Delhi Field	48	61.78	60	68.66	49	68.96
TexMex	15	58.24	—	—	20	64.86
Other	—	—	1	71.61	—	—
Total	193	$55.42	179	$65.72	207	$62.18
Natural gas (MMCF)
SCOOP/STACK	458	$3.56	314	$2.89	381	$3.07
Jonah Field	728	3.38	803	3.21	728	2.96
Williston Basin	28	2.46	18	1.41	26	1.62
Barnett Shale	925	3.21	990	2.31	953	2.55
TexMex	102	3.14	—	—	62	1.66
Total	2,241	$3.32	2,125	$2.73	2,150	$2.74
Natural gas liquids (MBBL)
SCOOP/STACK	28	$19.90	18	$21.34	26	$19.27
Jonah Field	8	23.10	9	30.08	8	23.16
Williston Basin	7	14.13	2	17.86	7	15.97
Barnett Shale	55	25.38	57	25.86	55	25.75
Delhi Field	14	23.17	19	29.13	12	24.78
Total	112	$22.70	105	$25.90	108	$23.30
Equivalent (MBOE)(1)
SCOOP/STACK	134	$29.37	105	$35.48	124	$31.23
Chaveroo Field	26	53.39	9	67.55	29	60.92
Jonah Field	136	22.02	150	22.14	136	20.43
Williston Basin	43	41.46	35	57.00	42	46.90
Barnett Shale	212	21.18	224	17.29	217	18.54
Hamilton Dome Field	34	47.23	35	57.53	34	53.36
Delhi Field	62	53.30	79	59.37	61	60.55
TexMex	32	37.50	—	—	30	46.04
Other	—	—	1	71.61	—	—
Total	679	$30.46	638	$31.78	673	$31.63
Average daily production (BOEPD)(1)
SCOOP/STACK	1,457		1,141		1,348
Chaveroo Field	283		98		315
Jonah Field	1,478		1,630		1,478
Williston Basin	467		380		457
Barnett Shale	2,303		2,435		2,359
Hamilton Dome Field	370		380		370
Delhi Field	674		859		663
TexMex	348		—		325
Other	—		12		—
Total	7,380		6,935		7,315

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio, which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.

Evolution Petroleum Corporation

Summary of Average Production Costs (Unaudited)

	Three Months Ended
	December 31,				September 30,
	2025		2024		2025
	Amount	Price	Amount	Price	Amount	Price
Production costs (in thousands, except per BOE):
Total lease operating costs(1)
SCOOP/STACK	$1,040	$7.72	$1,050	$9.97	$1,123	$9.07
Chaveroo Field	311	12.07	122	12.92	338	11.66
Jonah Field	1,998	14.68	2,196	14.62	2,040	15.00
Williston Basin	1,296	30.29	1,190	34.12	1,179	28.07
Barnett Shale	2,937	13.98	4,030	18.03	3,825	17.61
Hamilton Dome Field	1,200	35.56	1,188	34.18	1,240	36.32
Delhi Field	1,506	24.26	3,017	38.15	1,936	31.95
TexMex	1,222	38.03	—	—	1,406	46.97
Total	$11,510	$16.96	$12,793	$20.05	$13,087	$19.45

(1)	Total lease operating costs includes lifting costs; workover expenses; and gathering, transportation, processing and other expenses.

Evolution Petroleum Corporation

Summary of Open Derivative Contracts (Unaudited)

For more information on the Company's hedging practices, see Note 7 to its financial statements included on Form 10-Q filed with the SEC for the quarter ended December 31, 2025.

The Company has the following open crude oil and natural gas derivative contracts:

			Volumes in	Weighted Average Price per MMBTU/BBL
Period	Commodity	Instrument	MMBTU/BBL	Swap	Sub Floor	Floor	Ceiling
January 2026 - September 2026	Crude Oil	Fixed-Price Swap	195,836	$60.27
January 2027 - March 2027	Crude Oil	Fixed-Price Swap	49,637	59.77
January 2026 - December 2026	Crude Oil	Two-Way Collar	177,762			$57.62	$67.12
January 2027 - March 2027	Crude Oil	Two-Way Collar	41,364			53.26	63.27
September 2026 - December 2026	Crude Oil	Three-Way Collar	67,002		$50.00	58.83	70.36
January 2026 - December 2026	Natural Gas	Fixed-Price Swap	2,954,267	3.62
January 2027 - December 2027	Natural Gas	Fixed-Price Swap	1,430,858	3.57
January 2026 - December 2026	Natural Gas	Two-Way Collar	2,857,522			3.58	4.83
January 2027 - March 2027	Natural Gas	Two-Way Collar	744,644			3.71	5.90